Exhibit 5


                                                               October 29, 2001



OMI Corporation
One Station Place
Stamford, Connecticut 06902

     Re:  OMI Corporation, Registration Statement on Form S-8

Ladies and Gentlemen:

          I am General Counsel of OMI Corporation, a Marshall Islands' corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the above-captioned Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of 250,000 shares of the Corporation's Common Stock, 250,000 (the "Shares"), issuable by the Corporation pursuant to the OMI Corporation 401(k) Retirement Savings Plan.

          In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Corporation and such other instruments and other certificates or public officials, officers and representatives of the Corporation and such other persons, and I have made such investigation of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine.

          Based on the foregoing, it is my opinion that:

          1. The Corporation is validly existing as a corporation in good standing under the laws of the Marshall Islands; and

          2. the Shares have been duly  authorized  by all  necessary  corporate
action  of  the   Corporation,   and  are   legally   issued,   fully  paid  and
non-assessable.

          The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Connecticut and the Republic of the Marshall Islands, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such


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agreement  or  obligation  has  satisfied  those  legal  requirements  that  are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principals of equity.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement under the caption "Interests of Named Experts and Counsel." By giving such consent, I do not admit that I am an "expert" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                      Very truly yours,


                                      /s/ Fredric S. London
                                      ------------------------------------------
                                      Fredric S. London
                                      Senior Vice President, General Counsel and
                                      Secretary